EXHIBIT 10.1

Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, MN 55403

December 15, 2017

David G. Ristow
[address]
[address]

Dear Dave,
On behalf of Qumu Corporation, I am pleased to offer you the position of Chief Financial Officer (CFO). In this position, you will serve as Qumu’s principal financial officer and principal accounting officer as those terms are defined under the rules of the Securities and Exchange Commission. Below is a summary of information related to this full time offer of employment. Your hire date is the date of this letter.

You will report to Qumu’s Chief Executive Officer.

Base Salary
In this position your annual base salary will be $275,000, to be paid per Qumu’s current payroll cycle, subject to regular withholdings. The statement of annual salary does not imply a guarantee of employment for any specific length of time.

Letter Agreement
As an executive officer of Qumu, Qumu is willing to enter into an agreement with you relating to severance and change in control benefits (the “Letter Agreement”), a copy of which is attached to this offer letter. Neither this offer letter nor the Letter Agreement is an agreement for a term of employment. Your employment is “at will” and may be terminated by you or Qumu at any time with or without cause, subject to the benefits of the Letter Agreement. There are no express or implied agreements to the contrary.

Short-Term Incentive Plan
You will be eligible to participate in Qumu’s annual short-term incentive plan beginning in 2018. The design of the 2018 Incentive Plan and performance goals under the 2018 Incentive Plan will be determined by Qumu’s Compensation Committee. The 2018 Incentive Plan will provide for incentive compensation in the form of cash, equity awards (including performance based equity awards) or other compensation as determined by the Compensation Committee.

Under the 2018 Incentive Plan, you will be eligible for incentive compensation with a value of 40% of your base salary at the target level. The actual incentive compensation to you based on Qumu’s achievement of the 2018 Incentive Plan performance goals as determined by the Qumu Compensation Committee.

All incentive compensation under the 2018 Incentive Plan will be paid in the first quarter of 2019. Like other executive officer participants in the 2018 Incentive Plan, you must be employed by Qumu as of December 31, 2018 and as of the payment date, which is expected to be in March 2019, in order to receive a payout under the 2018 Incentive Plan unless termination of employment is due to death, disability or follows a “change in control” as provided in the Letter Agreement. Additionally, all incentive compensation under the 2018 Incentive Plan is subject to “clawback” to the extent required by federal law and Qumu’s Second Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”).

Stock Options and Restricted Stock Awards
You will be granted on your first day of employment a seven year non-qualified stock option for 150,000 shares of Qumu common stock.  The option will have an exercise price of the fair market value of our common stock on the date of grant and vest in equal annual installments over a four year period. The option will be granted under the 2007 Plan and the Company’s standard form of non-qualified option agreement that will be provided to you following the grant date.

You will be granted on your first day of employment a restricted stock award for 30,000 shares of Qumu common stock. The restrictions on the restricted stock will lapse in equal annual installments over a four year period. The restricted stock award will be granted under the 2007 Plan and the Company’s standard form of restricted stock award agreement that will be provided to you following the grant date.

Benefits
Qumu offers health, dental, Company sponsored Life and accidental death and dismemberment insurance, voluntary life insurance, as well as long and short term disability insurance. Additional benefits are available as outlined in the employee handbook. You are eligible to participate in Qumu’s benefit plans the first of the month following your hire date.

You are also eligible for vacation, sick time and holidays. Upon your hire date, you will be granted four weeks (20 days) of vacation. Your accrual rate will follow a schedule that will be provided to you on your hire date.

Qumu offers a 401(k) plan. You may begin making contributions to the 401(k) plan the first of the month following your hire date.

A detailed benefit summary will be provided to you upon your hire date.

No Conflicts
By signing below, you confirm that you do not have any type of written or oral non-competition agreement or any other agreement that would prevent you from accepting or performing services for Qumu Corporation.

Conditions of Employment/Required Documents
As a condition of employment, you are required to sign a Qumu Corporation Employee Nondisclosure and Noncompetition Agreement (copy attached).

As a condition of your employment, you must provide proof of your eligibility to work in the United States upon your start of employment in accordance with federal law.
This offer letter, along with the foregoing Employee Nondisclosure and Noncompetition Agreement and the Letter Agreement, sets forth the terms of your employment with Qumu and supersedes any prior representations or agreements between us, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chief Executive Officer and by you.

Expiration of Offer
This offer of employment will expire if not accepted by you by the close of business on Friday, December 15, 2017. If you accept, please sign this offer letter and return it directly to Vern Hanzlik by that date.
Dave, on behalf of myself and the whole Board, we are excited to have you as part of our team on a permanent basis and we are excited for the contributions you will make to Qumu.

Sincerely,

/s/ Vern Hanzlik

Vern Hanzlik
Chief Executive Officer

I accept the offer of employment with Qumu Corporation under the terms described in this letter. I sign this letter voluntarily and not in reliance on any promises other than those contained in or incorporated by reference in this letter.

/s/ David G. Ristow
David G. Ristow

December 15, 2017
Date

4